Exhibit 4

MERRIMAN CURHAN FORD GROUP, INC.

INVESTORS’ RIGHTS AGREEMENT

August 27, 2009

MERRIMAN CURHAN FORD GROUP, INC.

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is made as of August 27, 2009, by and among Merriman Curhan Ford Group, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A or Exhibit B hereto (each, an “Investor” and collectively, the “Investors”). Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), or the Settlement Agreement of even date herewith by and among the Company and the parties listed on the signature pages thereto (the “Settlement Agreement”) and it is a condition to the Closing that the Investors and the Company execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.

Definitions

1.1. Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Closing” shall mean the date of the initial sale of shares of Series D Preferred Stock and Warrants pursuant to the Purchase Agreement.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Common Stock” means the Common Stock of the Company.

(d) “Conversion Shares” shall mean shares of Common Stock issued upon conversion of the Shares.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Holder” shall mean any Investor or Settling Party who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.10 of this Agreement.

(g) “Indemnified Party” shall have the meaning set forth in Section 2.4(c) hereto.

(h) “Indemnifying Party” shall have the meaning set forth in Section 2.4(c) hereto.

(i) “Investor Representative” shall mean Ronald Chez, or his designee.

(j) “Investor Warrants” shall mean the Warrants, the Merriman Warrants, the Registration Warrants and the Key Man Warrants.

(k) “Major Holders” shall mean each Holder who together with its Permitted Transferees owns at least 5,000,000 shares of Common Stock (calculated on an as converted or exercisable to common stock basis, and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) resulting from its holding of Shares, Conversion Shares, Investor Warrants or common stock issued as a result of exercise of the Investor Warrants; provided that in determining whether the New York Group is deemed to be a “Major Holder”, the Shares, Conversion Shares, Investor Warrants or common stock issued as a result of exercise the Investor Warrants held by the other members of the New York Group and their respective Permitted Transferees shall also be included in such determination. In providing any notice or exercising any right reserved for Major Holders hereunder, Andrew Arno shall be the representative of the New York Group and shall have the right to make decisions and execute documents on behalf of all members of the New York Group.

(l) “New York Group” shall mean Andrew Arno, Thomas Unterberg, Michael Marrus and Mark Green and affiliated investors.

(m) “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(n) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, the Warrants, the Merriman Warrants, Registration Warrants and the Key Man Warrants or any other warrants issued by the Company to an Investor; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above, or (iii) shares of Common Stock issued or issuable pursuant to the exercise of the warrants issued to the Settling Parties pursuant to the Settlement Agreement, subject to adjustments in accordance with the terms hereof; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii), or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(o) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(p) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and the reasonable fees of one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(q) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(r) “Registration. Statement” shall mean Shelf Registration Statement as defined in Section 2.1(a) hereof or Requested Registration Statement as defined in Section 2.2(a).

(s) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar or analogous successor rule that may be promulgated by the Commission.

(t) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(u) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(v) “Settling Parties” shall mean the parties listed in Exhibit B hereto, who are parties to the Settlement Agreement. Settling Parties shall be Holders under this Agreement and shall have all the rights of a Holder under this Agreement. The warrants received by the Settling Parties under the Settlement Agreement shall be Registrable Securities. For the avoidance of doubt, the Settling Parties shall be Investors under this Agreement.

(w) “Series D Preferred Stock” shall mean the shares of Series D Convertible Preferred Stock of the Company issued pursuant to the Purchase Agreement.

(x) “Settlement Agreement” shall have the meaning set forth in the Recitals.

(y) “Shares” shall mean the Company’s Series D Preferred Stock.

(z) “Warrants” shall mean the warrants issued to Investors pursuant to the Purchase Agreement.

Section 2.

Registration Rights

2.1. Shelf Registration.

(a) The Company covenants and agrees with each Investor to make reasonable best efforts to prepare and file, as soon as practicable, with the Commission a registration statement covering the resale of the Registrable Securities issued at the Closing under the Purchase Agreement and the Settlement Agreement for an offering to be made on a continuous basis pursuant to Rule 415 (the “Shelf Registration Statement”). The Shelf Registration Statement shall be on Form S-3 (or if the Company is not eligible to use Form S-3 for the Shelf Registration Statement, Form S-1) or such other form as the rules of the Commission may prescribe. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act (the “Effective Date”) as promptly as possible after the filing thereof, and to keep the Registration Statement continuously effective under the Securities Act until the date which is the earlier of when (i) all Registrable Securities have been sold; (ii) all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders; or (iii) the date which is three years following the Effective Date (provided, however, upon the request of any Major Holder, such date may be extended by an additional three years). The Company will make commercially reasonable efforts to amend the Registration Statement to include any Registrable Securities issuable under this Agreement which are not outstanding on the date hereof, including the Merriman Warrants and Registration Warrants which may be issued, or shares of Common Stock issuable pursuant to any Merriman Warrants or Registration Warrants which may be issued, as promptly as practicable after the issuance of such additional Registrable Securities.

2.2. Additional Rights. If, due to SEC requirements, (i) the Company is not able to utilize Rule 415 for the Shelf Registration Statement, or (ii) is allowed to utilize Rule 415 but for less than 80% of all of the Registrable Securities outstanding at the time, or (iii) the Holders of a majority in interest of the Registrable Securities advise the Company in writing that they wish to withdraw the Shelf Registration Statement because of conditions to be imposed upon them as a result of SEC review (either of the events in (i) or (ii), an “SEC Event”), to the Holders shall have the additional rights provided in this Section 2.2 and in Section 2.3 until such time as a Shelf Registration Statement is effective which covers the Registrable Securities.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.2, if the Company shall receive from any Major Holder a written request signed by such Major Holder that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Major Holder)(“initiating Holder”), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable and in any event within sixty (60) days of the receipt of such request, file a registration statement (a “Requested Registration Statement”) and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered provided that the aggregate amount of Registrable Securities Holders seek to sell in a Requested Registration is expected to result in at least $1 million in gross proceeds.

(b) Cutback Due to SEC Review. If the Company is advised by the SEC that not all of the Registrable Securities which the Holders wish to register may be included in a Requested Registration Statement, the securities to be included shall be allocated as follows: (i) first, all securities being sold for the account of the Company or any parties other than Holders shall be excluded; (ii) second, if additional cutbacks are required, the securities to be included shall be allocated pro rata among the Holders wishing to include their Registrable Securities assuming the conversion or exercise of such Registrable Securities.

(c) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.2 if, within twelve months of such written request, the Company has effected two (2) such registrations pursuant to this Section 2.2 and such registrations have been ordered or declared effective for a period of the earlier of 30 business days or the date of final sale of all Registrable Securities registered pursuant to the Requested Registration Statement;

(d) Other Shares. The Requested Registration Statement filed pursuant to the request of the Major Holder may, subject to the provisions of Section 2.2(b) and Section 2.2(e), include securities of the Company being sold for the account of the Company.

(e) Underwriting. If the Major Holder requesting registration under this Section 2.2 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.2(a), and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.2(a) of securities being sold for its own account, the Major Holders shall, on behalf of all Holders, offer to include such securities in the underwriting, and such offer shall be conditioned upon the participation of the Company in such underwriting and the inclusion of the Company’s securities. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of the initiating Holders, unless the Company itself shall be the selected underwriter, in which case the consent of the Holders shall not be required.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Company securities that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such Registration Statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion or exercise; (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Major Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.

2.3. Company Registration.

(a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.3(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

2.4. Registration Penalties

(a) The “Registration Penalty Date” shall mean (i) if no SEC Event has occurred, the date which is 200 days after the Closing if, unless due to the fault of an Investor, no Shelf Registration Statement has been declared effective by such date; or (ii) If an SEC Event has occurred, the date which is 150 days after any Request for Registration if no Requested Registration Statement has been declared effective by such date (unless due to the fault of an Investor or due to being subsequently withdrawn by the Holders).

(b) For each 30-calendar day period following the Registration Penalty Date in which there is not an effective registration statement covering the Registrable Securities, the Company shall pay to the Investors pro-rata, in proportion to the number of shares of Series D Preferred Stock purchased by such Investor pursuant to the Purchase Agreement, five year warrants to purchase 150,000 shares of the Company’s Common Stock at $0.65 per share, on terms identical to those issued to the Investors under the Purchase Agreement (the “Registration Warrants”), as liquidated damages and not as a penalty, subject to an overall limit of liquidated damages in the aggregate of 900,000 Registration Warrants. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to securing an effective Registration Statement. The foregoing shall in no way limit any equitable remedies available to Investors for failure to secure an effective Registration Statement by the Registration Penalty Date. Investors shall also be able to pursue monetary damages for failure to secure an effective Registration Statement by the Registration Penalty Date but only if such failure is due to the willful or deliberate action or inaction of the Company in breach of the covenants contained herein. Except as provided for in the preceding sentence, each Investor agrees that the liquidated damages provided for in this section shall be its sole remedy for the failure to secure an effective Registration Statement for any Registrable Securities on a timely basis.

2.5. Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities held), unless such withdrawal is based upon a Material Adverse Effect (as defined in the Purchase Agreement) or other material adverse information that the Company had not publicly disclosed in a report filed with the Commission prior to such request. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities or other securities so registered (or otherwise as they so agree).

(a) Registration Procedures.  In the case of each registration affected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will, as expeditiously as reasonably possible: Prepare and file with the Commission the Registration Statement (including all required exhibits) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in section 2.1(a) above, and, to the extent reasonably practicable, not less than five business days prior to the filing of any such amendment or supplement, furnish to Investor Representative on behalf of the Investors copies of all such documents proposed to be filed and give reasonable consideration to the inclusion in such documents of comments made by Investor Representative (provided, however, that the Company shall include in any such documents any comments necessary to correct any material misstatement or omission regarding a Holder);

(b) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus and such other documents, as a Holder from time to time may reasonably request to facilitate disposition of the Registrable Securities;

(c) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders and to keep such registration or qualification in effect so long as the registration statement remains in effect; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(d) Enter customary agreements and take such other actions as are reasonably required in order to facilitate the disposition of such Registrable Securities, including, if the method of distribution of Registrable Securities is by means of an underwritten offering, using commercially reasonable efforts to, (i) participate in and make documents available for the reasonable and customary due diligence review of underwriters during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company, (ii) cause the chief executive officer and chief financial officer to be available at reasonable dates and times to participate in “road show” presentations and/or investor conference calls to market the Registrable Securities during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company, (iii) negotiate and execute an underwriting agreement in customary form with the managing underwriter(s) of such offering and such other documents reasonably required under the terms of such underwriting arrangements, including using commercially reasonable efforts to procure a customary legal opinion and auditor “comfort” letters. The Holders selling Registrable Securities shall also enter into and perform their obligations under such underwriting agreement.

(e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and, promptly following such notification, promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the Effective Date;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange and/or trading system on which similar securities issued by the Company are then listed;

(h) Give notice to the Holders as promptly as reasonably practicable: (i) when any registration statement filed pursuant to this Section 2 or any amendment to such registration statement has been filed with the Commission and when such registration statement or any post- effective amendment to such registration statement has become effective; (ii) of any request by the Commission for amendments or supplements to any registration statement (or any information incorporated by reference in, or exhibits to, such registration statement) filed pursuant to this Section 2 or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of any registration statement filed pursuant to this Section 2 or the initiation of any proceedings for that purpose (and the Company agrees to use commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any such registration statement at the earliest possible time); (iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(i) Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the managing underwriter(s).  In connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the registration statement cause an opinion of counsel as to the effectiveness of the registration statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the registration statement.

2.6. Indemnification.

(a) The Company will indemnify and hold harmless each Holder (including the Investor Representative), each of its officers, directors, members, former members, agents, partners, former partners, stockholders, representatives, affiliates, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors agents and employees of such controlling person (collectively, “Holder Indemnitees”), with respect to any registration or qualification that has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof), joint or several, and including the fees expenses and disbursements of attorneys and professionals, arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, preliminary or final prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration or qualification, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any rule or regulation promulgated under the Securities Act or the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration or qualification, and the Company will reimburse, as incurred, each such Holder Indemnitees for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, members, former members, agents, partners, former partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein for inclusion in such registration statement, prospectus, offering circular or other document; and provided further that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration or qualification is being effected, severally, and not jointly, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, members, agents and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, the Company and such Holders, directors, officers, members, agents, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such

Holder (which consent shall not be unreasonably withheld or delayed); and provided further that in no event shall any indemnity under this Section 2.6 exceed the net proceeds received by such Holder from the offering or offerings that gives rise to such indemnification obligation.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense; provided further that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding or should the Indemnifying Party have failed to promptly assume the defense of such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not materially prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom. All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 2.6) shall be paid to the Indemnified Party, as incurred, within ten business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder payable pursuant to this

Section 2.6(d) shall exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The Company, the Investor Representative and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.6(d). Notwithstanding the foregoing, no Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from an Indemnifying Party not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and the Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, the termination of this Agreement and otherwise.

2.7. Information by Holder. As a condition to the obligations of the Company to register securities of a Holder hereunder, each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration or qualification referred to in this Section 2.

2.8. Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in accordance with such registration statement or such Holder shall give prompt written notice to the Company of such Holder’s intention to make such disposition and shall furnish the Company with a detailed description of the manner and circumstances of the proposed disposition and such disposition is being made pursuant to Rule 144; or

(ii) (A) Such Holder shall give prompt written notice to the Company of such Holder’s intention to make such disposition and shall furnish the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall furnish the Company, at its expense, with an opinion of counsel to the effect that such disposition will not require registration of such

Restricted Securities under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; and (B) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including this Section 2.8.

(b) Notwithstanding the provisions of Section 2.8(a) above, no such restriction shall apply to a transfer by a Holder that is (i) a partnership transferring to its partners or former partners in accordance with partnership interests or to any affiliated entity, (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company or to any affiliated entity, or (iv) an individual transferring to the Holder’s family member or trust or other estate planning entity for the benefit of an individual Holder or a member of his or her immediate family, provided that the Holder has provided the Company with notice of such transfer; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder (such persons, “Permitted Transferees”).

(c) Each certificate representing stock certificates which are Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND (2) VOTING RESTRICTIONS, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall promptly issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Section (k) of Rule 144 under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

2.9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10. Registration Rights. During the term of this Agreement, the Company shall not grant or agree to grant, any rights to register securities under the Securities Act to any other person without the consent of the Holders of a majority of Registered Securities.

2.11. Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12. Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to (a) a transferee or assignee of at least 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), or (b) its stockholders, partners, limited partners, members, agents, affiliated entities, former partners or former members (or their estates), subsidiaries or affiliates; provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, (ii) the Company is given prompt written notice of said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.

Section 3.

Voting

3.1. Voting. During the term of this Agreement, each Holder of Shares agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors two (2) Chicago Designees (as defined below), one (1) New York Designee (as defined below) and one Bergeron Designee (as defined below) as the Preferred Directors.

3.2. Designation of Directors. The two (2) Chicago designees to the Company’s Board of Directors described above (each a “Chicago Designee”) shall be designated by Ronald Chez, or his affiliates or designee (“Chicago Investor”). The one (1) New York designee to the Company’s Board of Directors described above (the “New York Designee”, and collectively with the Chicago Designees, the “Designees”) shall be designated by Andrew Arno or his designee (“New York Investor”). The one (1) Bergeron designee to the Company’s Board of Directors described above (the “Bergeron Designee”, and collectively with the Chicago Designees and the New York Designee, the “Designees”) shall be designated by Douglas G. Bergeron or his designee (“Bergeron”). Each Designee must be eligible under applicable law and regulations of Nasdaq and FINRA to serve on the Board, provided however, that the Designees shall not be required to be “independent” under Nasdaq Listing Rules.

3.3. Current Designees. As of the date of this Agreement, the Designees shall be (i) Ronald Chez as one of the Chicago Designees and (ii) Andrew Arno as the New York Designee. The other Chicago Designee shall be vacant until subsequently designated by Chicago Investor.

3.4. Changes in Designees. From time to time during the term of this Agreement, Chicago Investor or New York Investor may, in their sole discretion:

(a) notify the Company in writing of an intention to remove from the Company’s Board of Directors any then incumbent Designee who occupies a Board of Directors seat for which Chicago Investor or New York Investor, respectively, are entitled to choose the Designee; or

(b) notify the Company in writing of an intention to select a new Designee for election to a Board seat for which Chicago Investor or New York Investor, respectively, are entitled to choose the Designee (whether to replace a prior Designee or to fill a vacancy in such Board of Directors seat);

In the event of such an initiation of a removal or selection of a Designee under this section, the Company shall take such actions as are necessary to facilitate such removals or elections, including soliciting the votes of the appropriate stockholders, and the Holders shall vote their

Shares to cause: (y) the removal from the Company’s Board of Directors of the Designee or Designees so designated for removal; and (z) the election to the Company’s Board of Directors of any new Designee or Designees so designated. Notwithstanding the foregoing sentence, the Company shall not be required to hold a special meeting of stockholders to replace a Designee.

3.5. The rights to designate directors granted under this Section 3 shall terminate as follows:

(a) with respect to either the New York Investor or Bergeron, at such time as the total number of Shares and Conversion Shares held by such investor is less than 50% of the number purchased at the Closing by that investor; and

(b) with respect to the Chicago Investor the right to one Chicago Designee shall terminate at such time as the total number of Shares and Conversion Shares held by the Chicago Investor is less than 50% of the number purchased at the Closing; and the right the other Chicago Designee shall terminate at such time as the total number of Shares and Conversion Shares held by the Chicago Investor is less than 25% of the number purchased at the Closing.

Section 4.

Covenants of the Company

The Company hereby covenants and agrees, as follows:

4.1. Merriman Warrants.  If D. Jonathan Merriman (“Merriman”) ceases to serve as Chief Executive Officer of the Company prior to the third anniversary of the date hereof, the Company will promptly issue a number of additional five year warrants, pro rata to the then holders of Shares and Conversion Shares, equal to the number of Warrants but not including any Registration Warrants (such warrants, the “Merriman Warrants”). Other than issue and expiration date, the terms of the Merriman Warrants shall be identical in all respects (including exercise price) to the Warrants, and the Merriman Warrants and shares of Common Stock resulting from exercise of the Merriman Warrants shall be Registrable Securities. Notwithstanding the foregoing, the Merriman Warrants shall not be issued if

(a) Merriman ceases to serve due to his death;

(b) Merriman is terminated without Cause. “Cause” shall mean the happening of one or more of the following events: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract between the Company and Merriman or any statutory duty of Merriman to the Company that is not corrected within thirty (30) days after written notice thereof; or (iv) in the good faith judgment of the Company’s Board of Directors, which must include the affirmative vote of at least two of the Preferred Directors, Merriman has engaged in misconduct or neglect of his responsibilities as Chief Executive Officer of the Company; or conduct on Merriman’s part that makes his continued employment prejudicial to the Company’s best interests which conduct has not been cured within thirty (30) days after written notice thereof; or

(c) Merriman resigns for Good Reason. “Good Reason” shall mean (i) the failure of the Company to pay or cause to be paid Merriman’s base salary or annual bonus, as agreed from time to time, (ii) any substantial and sustained unreasonable diminution in Merriman’s title, authority or responsibilities from those enjoyed by Merriman at this time, or (iii) any relocation of Merriman’s principal place of employment by more than 50 miles from the Company’s current offices in San Francisco, CA, without Merriman’s consent.

4.2. Key Man Warrants.  Until the first to occur of the (x) 5th anniversary of this Agreement, or (y) the Company reporting six (6) consecutive quarters of positive net earnings (calculated in accordance with GAAP and as reported in the SEC Filings) the Company will keep the “Life Insurance Policy” (as such term is defined in the Purchase Agreement) in place. If the Company fails to keep the Life Insurance Policy in place, prior to the dates provided in the preceding sentence, the Company will promptly issue an aggregate of 30,000 additional five year warrants, pro rata to the then holders of Shares and Conversion Shares for each full calendar quarter in which the Life Insurance Policy is not in place (such warrants, the “Key Man Warrants”). Other than issue and expiration date, the terms of the Key Man Warrants shall be identical in all respects (including exercise price) to the Warrants, and the Key Man Warrants and shares of Common Stock resulting from exercise of the Key Man Warrants shall be Registrable Securities.

Section 5.

Right of First Refusal

5.1. Right of First Refusal to Major Holders. The Company hereby grants to each Major Holder and its Permitted Transferees the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 5.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Major Holder’s and its Permitted Transferees pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the total number of shares of Common Stock owned by such Major Holder or Permitted Transferee (assuming full conversion of the Shares and conversion or exercise of all Investor Warrants) immediately prior to the issuance of New Securities to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and conversion or exercise of all Investor Warrants).

(a)  “New Securities” shall mean any capital stock (including Common Stock and/or Shares) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i) the Shares and the Conversion Shares;

(ii) securities issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(iii) securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities as of the date of this Agreement;

(iv) securities issued or issuable as a dividend or distribution on the Shares or pursuant to any event for which adjustment is made pursuant to the Certificate of Designation with respect to the Shares;

(v) securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors, including at least one of the Preferred Directors;

(vi) securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction that is not effected primarily for capital raising and that is approved by the Board of Directors, including at least one of the Preferred Directors;

(vii) securities issued or issuable in connection with collaboration, technology license, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including at least one of the Preferred Directors; and

(viii) securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including at least one of the Preferred Directors.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Holder and its Permitted Transferees written notice of its intention, describing the type and number of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Major Holder and its Permitted Transferees shall have ten (10) days after any such notice is mailed or delivered (the “Election Period”) to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased (each participating Major Holder or Permitted Transferee, a “Participant”). Each Participant may allocate such New Securities among themselves and their affiliates in their sole discretion.

(c) In the event the Major Holders and its Permitted Transferees fail to exercise the right of first refusal, prior to the expiration of the Election Period, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Major Holders’ right of first refusal set forth in this Section 5.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Major Holders delivered pursuant to Section 5.1(b). In the event the Company has not sold within such sixty (60) day period following the Election Period, or closed within such thirty (30) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such New Securities to the Major Holders and its Permitted Transferees in the manner provided in this Section 5.1.

(d) The right of first refusal granted under this Section 5 shall expire at such time as the total number of Shares and Conversion Shares outstanding is less than 2,325,000.

Section 6.

Miscellaneous

6.1. Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (calculated by assuming all Shares have been converted to Conversion Shares as of the date of such amendment, waiver, discharge or termination, and excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided that any amendment or waiver that affects the rights or obligations of a Holder hereunder in a different manner than other Holders shall require the written consent of such Holder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Subject to the terms of this paragraph 5.1, each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

6.2. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to Merriman Curhan Ford Group, Inc., 600 California Street, 9th Floor, San Francisco, CA 94108, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Merriman Curhan Ford Group, Inc., 600 California Street, 9th Floor, San Francisco, CA 94108, Attn: Chief Compliance Officer.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 3 business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, the business day following confirmation of facsimile transfer or, if sent by electronic mail, the business day following confirmation of delivery when directed to the electronic mail address provided pursuant hereto, or, if sent by nationally recognized overnight delivery service, on the date when delivered.

6.3. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

6.4. Successors and Assigns. Except as set forth herein (including, without limitation, Section 2.8), this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned or transferred, by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign or transfer any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.5. Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

6.6. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.7. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.8. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.10. Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

6.11. Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the city of Chicago, and county of Cook, Illinois (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Illinois). EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Company agrees and acknowledges that any violation or breach of its covenants, agreements and undertakings contained in this Agreement or in the other Investment Agreements shall cause Investors and/or Holders irreversible injury and, in addition to any other right or remedy available to a party at law or in equity, an Investor or Holder shall be entitled to enforcement by court injunction for specific performance of the obligations of the other party hereunder (without the requirement of posting a bond). Notwithstanding the foregoing sentence, but subject to the provisions of this Agreement, including Section 2.4(b), nothing herein shall be construed as prohibiting a party from also pursuing any other rights, remedies or defenses, for such breach or threatened breach, including receiving damages and attorneys’ fees. The election of any remedy shall not be construed as a waiver on the part of any party of any rights such party might otherwise have at law or in equity. Said rights and remedies shall be cumulative.

6.12. Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13. Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.14. Best Efforts. For the purposes of this Agreement, “best efforts” shall not be interpreted to require the Company to undertake any activity that will violate a state or federal statute, law, rule, order or regulation.

6.15. Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.16. Construction. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. When used in this Agreement, the word “including” means “including, without limitation”, and the word “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, governmental authority, or other entity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

MERRIMAN CURHAN FORD GROUP, INC., Delaware corporation

/s/ D. Jonathan Merriman
D. Jonathan Merriman
Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

By: /s/ Thomas I. Unterberg
   By: Thomas I. Unterberg
   Its:

[Remaining Signature Pages Omitted]

EXHIBIT A

INVESTORS

Investor

EXHIBIT B

SETTLING PARTIES

AEG Facilities, Inc.
Craig Leipold
DGB Investments, Inc.
Federal Deposit Insurance Corporation, as Receiver for Security Pacific Bank
Heritage Bank of Commerce
Modern Bank, N.A.
Valley Community Bank

Schedule 1

Form of Notice

NOTICE AND WAIVER/ELECTION OF
RIGHT OF FIRST REFUSAL
I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors’ Rights Agreement dated as of _______ the “Agreement”):

1.           Waiver of 10 Days’ Initial Notice Period in Which to Exercise Right of First Offer:  (please check only one)

( )	WAIVE in full, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.           Issuance and Sale of New Securities:  (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )
ELECT TO PARTICIPATE in $  ____________ [PLEASE PROVIDE AMOUNT] in New Securities proposed to be issued by Merriman Curhan Ford Group, Inc., representing less than my pro rata portion of the aggregate of $x in New Securities being offered in the financing.

( )
ELECT TO PARTICIPATE in $  ____________ in New Securities proposed to be issued by Merriman Curhan Ford Group, Inc., representing my full pro rata portion of the aggregate of $x in New Securities being offered in the financing.

( )
ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $x in New Securities being made available in the financing and, to the extent available, the greater of (x) an additional $ ___________ [PLEASE PROVIDE AMOUNT] or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $x in New Securities being offered in the financing.

Date: _____ , 20__

_______________________________________
Signature of Stockholder or Authorized Signatory

_______________________________________
Title, if applicable

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Merriman Curium Ford Group, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

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